UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 2, 2013

Date of Report (Date of earliest event reported)

Smith & Wesson Holding Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Roosevelt Avenue

Springfield, Massachusetts

01104

(Address of Principal Executive Offices) (Zip Code)

(800) 331-0852

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors and Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 2, 2013, we adopted the Smith & Wesson Holding Corporation Executive Severance Pay Plan for the benefit of any officer of our company or an affiliate who is selected by the administrator in its sole and absolute discretion for plan participation. In the event that we or our subsidiary terminate a participating executive without Good Cause (other than due to death or disability) or a participating executive resigns for Good Reason (each as defined in the plan), we will pay the participating executive’s base salary for a period of 26 weeks and pay a pro rata portion of the cash incentive bonus earned in accordance with the bonus plan applicable to the participating executive. In addition, in the event the participating executive elects such coverage, we will reimburse the participating executive and his or her eligible dependents for the cost of continuation coverage pursuant to COBRA (including a gross-up for any applicable taxes) for a period of 26 weeks. In the event that (i) during a Potential Change in Control Protection Period or Change in Control Protection Period (each as defined in the plan), we or our subsidiary terminate a participating executive without Good Cause (other than due to death or disability) or (ii) a participating executive resigns following an Adverse Change in Control Effect (as defined in the plan), we will pay the participating executive’s base salary for a period of 52 weeks, pay a lump sum equal to the average of the participating executive’s cash bonus paid for each of the two fiscal years immediately preceding the termination or resignation, and all unvested equity-based compensation held by the participating executive at the time of the termination or resignation that was granted to the participating executive after the effective date of the plan in his or her capacity as an employee of our company or our subsidiary will vest. In addition, in the event the participating executive elects such coverage, we will reimburse the participating executive and his or her eligible dependents for the cost of continuation coverage pursuant to COBRA (including a gross-up for any applicable taxes) for a period of 52 weeks. Our obligations under the plan are contingent upon the participating executive executing (and not revoking during any applicable revocation period) or violating any provision of a valid and enforceable full and unconditional release of any claims the participating executive may have against us or any of our affiliates, whether known or unknown, as of the effective date of termination or resignation. In addition, all benefits under the plan are contingent on the participating executive’s full compliance with any and all non-competition, non-solicitation, and similar agreements by which the participating executive was bound on the effective date of the termination or resignation.

The compensation committee of the Board of Directors will be the administrator of the plan. Currently, the executives participating in the plan are Mario Pasantes, Senior Vice President, Marketing and International Sales; Mark P. Smith, Vice President, Manufacturing and Supply Chain Management; Michael J. Brown, Vice President, U.S. Sales; and Robert J. Cicero, Vice President, General Counsel, Chief Compliance Officer, and Secretary. P. James Debney, President and Chief Executive Officer, and Jeffrey D. Buchanan, Executive Vice President, Chief Financial Officer, and Treasurer, are covered under their individual employment and severance and change in control agreements, respectively.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the plan, and is subject to and qualified in its entirety by reference to the full text of the plan, which will be filed as an exhibit to our Form 10-Q.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON HOLDING CORPORATION

Date: July 8, 2013	By:	/s/ Jeffrey D. Buchanan
Jeffrey D. Buchanan
Executive Vice President, Chief Financial Officer, and Treasurer